EXHIBIT 10.1

CHANGES TO
2007 RETURN ON EQUITY INCENTIVE AWARD
GRANT AGREEMENT

1.           Section 2 of the Grant Agreement is amended by adding the following after the end of the paragraph:

“Further, Grantee shall retain Beneficial Ownership of Shares equal to not less than 100% of the net after-tax Shares received under this Agreement until the third anniversary date of the vesting of the Shares under this Award (the “Beneficial Ownership Period”). Compliance with the foregoing requirement shall be determined by reference to the reports filed by the Grantee on Forms 3, 4, and 5, as applicable, pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the aggregate number of Shares reported as Beneficially Owned during the Beneficial Ownership Period shall be not less than the sum of the number of Shares then required to be so owned pursuant to this Grant Agreement and any other Grant Agreement containing this or a similar requirement.  For purposes of this Agreement, “Beneficial Ownership” has the meaning ascribed in Rule 16a-1(2) under the Exchange Act.”

2.           Section 5 of the Grant Agreement is deleted in its entirety and the following is substituted in its stead:

“1.           Payment of Awards.  Up to and including 200% of the Target Incentive Amount, as adjusted pursuant to Sections 4 and 6 of this Agreement, will be settled 50% in cash and 50% in Shares.  The number of Shares shall be determined by dividing the amount to be settled in Shares by the last reported sale price of a share of Common Stock on the New York Stock Exchange Composite Transactions on the date the Administrator certifies attainment of the Performance Goal.  Payment will be made to the Grantee as promptly as practicable after the Administrator’s certification of the attainment of the Performance Goal or the Change in Control Event, as the case may be, which, in the case of payment upon attainment of the Performance Goal, shall be made no later than the 15th day of the third month following the end of the first taxable year in which the award is no longer subject to a substantial risk of forfeiture.”

3.           Section 8 of the Grant Agreement is amended by deleting the second sentence in its entirety and substituting the following in its stead:

“If the Company must withhold any tax in connection with granting or vesting of this Return on Equity Incentive Award, the Grantee by acknowledging this Agreement agrees that, so long as the Grantee is an employee of the Company for tax purposes, all or any part of any such withholding obligation shall be deducted 50% from any cash amount payable under this Agreement and 50% from the amount to be paid in Shares by deducting an appropriate number of shares corresponding to the tax withholding from the number of Shares to be issued or transferred to the Grantee pursuant to this Agreement, unless the Grantee otherwise instructs the Company in writing not less than thirty (30) days prior to the end of the Performance Period, to satisfy such tax withholding by deducting a specified percentage, greater than 50%, from any cash amount payable under this Agreement and the remaining amount from the Shares portion to be  issued or transferred to the Grantee pursuant to this Agreement.”

4.           Except as provided herein, all other terms and conditions of the Grant Agreement remain in full force and effect.